UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934*
                                (Amendment No.1)



                                    PSC INC.
                    ------------------------------------------
                                (Name of Issuer)


                                  Common Stock
                    ------------------------------------------
                         (Title of Class of Securities)


                                   69361E107
                    ------------------------------------------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

-------------------------                         -----------------------------
CUSIP No.  69361E107                                    Page 2 of 9 Pages
-------------------------                         -----------------------------


-------------------------------------------------------------------------------
1     |      NAME OF REPORTING PERSON
      |
      |      Keystone Financial, Inc.
      |      23-2289209
-------------------------------------------------------------------------------
      |
2     |      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
      |                                                                (b) |_|
--------------------------------------------------------------------------------
3     |      SEC USE ONLY
      |
--------------------------------------------------------------------------------
4     |      CITIZENSHIP OR PLACE OF ORGANIZATION
      |
      |      Pennsylvania
--------------------------------------------------------------------------------
                                   |  5  |   SOLE VOTING POWER
                                   |     |
                                   |     |   587,050
      NUMBER OF SHARES             |-----|--------------------------------------
        BENEFICIALLY               |  6  |   SHARED VOTING POWER
       OWNED BY EACH               |     |
      REPORTING PERSON             |     |   0
            WITH                   |-----|--------------------------------------
                                   |  7  |   SOLE DISPOSITIVE POWER
                                   |     |
                                   |     |   587,050
                                   |-----|--------------------------------------
                                   |  8  |   SHARED DISPOSITIVE POWER
                                   |     |
                                   |     |   0
--------------------------------------------------------------------------------
9   |   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    |
    |   587,050
--------------------------------------------------------------------------------
10  |   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    |   SHARES*
    |
--------------------------------------------------------------------------------
11  |   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    |
    |   5.3%
--------------------------------------------------------------------------------
12  |    TYPE OF REPORTING PERSON*
    |
    |    HC
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

-------------------------                         -----------------------------
CUSIP No.  69361E107                                    Page 3 of 9 Pages
-------------------------                         -----------------------------


-------------------------------------------------------------------------------
1     |      NAME OF REPORTING PERSON
      |
      |      Martindale Andres & Company, Inc.
      |      23-2827938
-------------------------------------------------------------------------------
      |
2     |      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
      |                                                                (b) |_|
--------------------------------------------------------------------------------
3     |      SEC USE ONLY
      |
--------------------------------------------------------------------------------
4     |      CITIZENSHIP OR PLACE OF ORGANIZATION
      |
      |      Pennsylvania
--------------------------------------------------------------------------------
                                   |  5  |   SOLE VOTING POWER
                                   |     |
                                   |     |   587,050
      NUMBER OF SHARES             |-----|--------------------------------------
        BENEFICIALLY               |  6  |   SHARED VOTING POWER
       OWNED BY EACH               |     |
      REPORTING PERSON             |     |   0
            WITH                   |-----|--------------------------------------
                                   |  7  |   SOLE DISPOSITIVE POWER
                                   |     |
                                   |     |   587,050
                                   |-----|--------------------------------------
                                   |  8  |   SHARED DISPOSITIVE POWER
                                   |     |
                                   |     |   0
--------------------------------------------------------------------------------
9   |   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    |
    |   587,050
--------------------------------------------------------------------------------
10  |   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
    |
--------------------------------------------------------------------------------
11  |   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    |
    |   5.3%
--------------------------------------------------------------------------------
12  |    TYPE OF REPORTING PERSON*
    |
    |    IA
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                  SCHEDULE 13-G - TO BE INCLUDED IN STATEMENTS
                          FILED PURSUANT TO RULE 13d-1


Item 1.

         (a)      Name of Issuer.

                           PSC Inc.

         (b)      Address of Issuer's Principal Executive Offices.

                           675 Basket Road
                           Webster, New York 14580

Item 2.

         (a)      Name of Person Filing.

                           1.   Keystone Financial, Inc.

                           2.   Martindale Andres & Company, Inc.

         (b) Address of Principal Business Office or, if none, Residence.

                           1.   One Keystone Plaza
                                P.O. Box 3660
                                Harrisburg, Pennsylvania 17105-3660

                           2. 200 Four Falls Corporate Center, Suite 200 West Conshohocken, Pennsylvania 19428

         (c)      Citizenship.

                           1.   Pennsylvania

                           2.   Pennsylvania

         (d)      Title of Class of Securities.

                           Common Stock

         (e)      CUSIP Number.

                           69361E107


Item 3. This statement is filed pursuant to Rule 13d-2(b) and the persons filing are:


                           1. Keystone Financial, Inc. is a Parent Holding Company, in accordance with
                                Rule 13d-1(b)(ii)(G).

                           2.   Martindale Andres & Company, Inc. is an
                                Investment Advisor registered under Section 203 of the Investment Advisors Act of 1940.

Item 4.  Ownership.

         (a)      Amount Beneficially Owned.


                           587,050 shares of Common Stock


         (b)      Percent of Class.


                           5.3%


         (c) Number of shares as to which such person has:


                         (i)    sole power to vote or to direct the
                                vote: 587,050.


                        (ii)    shared power to vote or to direct the vote: 0.


                       (iii) sole power to dispose or to direct the disposition of: 587,050.


                        (iv) shared power to dispose or to direct the disposition of: 0.

Item 5.  Ownership of Five Percent or Less of a Class.

                           Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

                           Shares as to which this Schedule is filed are owned by a variety of investment advisory clients of Martindale Andres & Company, Inc., which clients receive or have the power to direct the receipt of dividends from, or the proceeds from the sale of, such shares. No such client is known to have such interest with respect to more than 5% of the class.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                           Martindale Andres & Company, Inc., an Investment Advisor registered under Section 203 of the Investment Advisors Act of 1940, is a wholly owned subsidiary of Keystone Financial, Inc.

Item 8.  Identification and Classification of Members of a Group.

                           Not applicable.

Item 9.  Notice of Dissolution of Group.

                           Not applicable.

Item 10.          Certification.

                           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                              February 10, 1998
                                              ---------------------------------
                                              Date

                                              Keystone Financial, Inc.

                                              /s/ Robert E. Leech
                                              ---------------------------------
                                              Signature


                                              Robert E. Leech,
                                              Senior Vice President
                                              ---------------------------------
                                              Name/Title

         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

         Attention: Intentional misstatements of omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001).

Item 10.          Certification.

                           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                              February 9, 1998
                                              ---------------------------------
                                              Date

                                              Martindale Andres & Company, Inc.

                                              /s/ Daniel N. Mullen
                                              ---------------------------------
                                              Signature


                                              Daniel N. Mullen,
                                              Chief Administrative Officer
                                              ---------------------------------
                                              Name/Title



         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

         Attention: Intentional misstatements of omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001).

                                    EXHIBIT A


         The undersigned agree, to the extent required by Rule 13d-1(k), that this statement is being filed on behalf of each of them.


                                          Keystone Financial, Inc.

                                          /s/ Robert E. Leech
                                          ---------------------------------
                                          Signature
                                          Name:  Robert E. Leech
                                          Title:  Senior Vice President



                                          Martindale Andres & Company, Inc.


                                          /s/ Daniel N. Mullen
                                          ---------------------------------
                                          Signature
                                          Name:  Daniel N. Mullen
                                          Title:  Chief Administrative Officer